                                  Exhibit 12.1


                     STATEMENT RE EARNINGS TO FIXED CHARGES



                           Three Months
                               Ended                           Years Ended December 31,
                         March 31, 1997   ----------------------------------------------------------------
                          (unaudited)        1996          1995          1994          1993          1992
                                             ----          ----          ----          ----          ----

Pre-Tax Earnings             274,000       485,000       504,643       408,288       311,186       264,822


Less Equity Income
  of Affiliate
  (Pre-Tax)                  (17,000)      (53,000)      (41,000)      (26,000)      (24,000)      (15,984)

Amortization of
  Previously
  Capitalized Interest         8,281         5,823         8,260        11,690        11,837        11,365

Fixed Charges                 14,496        50,333        44,944        49,564        57,232        64,996

Less Capitalized
  Interest                    (1,131)       (5,000)       (4,830)       (7,901)       (5,738)       (7,770)
                            --------      --------      --------      --------      --------      --------
                             278,646       483,156       512,017       435,641       350,517       317,429

Net Income (Loss) from
  50% or greater than
  Affiliate (After Tax)        9,384        27,773        19,861        15,621         6,366         6,233
  Dividends from less
  than 50% Affiliate               0           300           419         4,596         8,313         3,708
                            --------      --------      --------      --------      --------      --------
    Earnings                 288,030       511,229       532,297       455,858       385,196       327,370


Fixed Charges
  Calculation

Interest and Debt
  Expense                     10,782        35,000        28,383        28,137        35,159        41,196


Capitalized Interest           1,131         5,000         4,830         7,901         5,735         7,770

Portion of Rentals
  Representing an
  Interest Factor
  of 1/3                       2,583        10,333        11,731        13,526        15,335        16,030
                            --------      --------      --------      --------      --------      --------
    Total Fixed Charges       14,496        50,333        44,944        49,564        57,232        64,996

Ratio of Earnings to
  Fixed Charges                19.87         10.16         11.84          9.20          6.38          5.04
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